                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                               Grant Prideco, Inc
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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   (3)  Filing Party:

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   (4)  Date Filed:

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
[GRANT PRIDECO LOGO]

April 27, 2001

Dear Grant Prideco Stockholder:

     You are cordially invited to join us at the 2001 Annual Meeting of Stockholders of Grant Prideco to be held at 10:00 a.m. on June 6, 2001 in Houston, Texas. The Annual Meeting will be held at the St. Regis Hotel, 1919 Briar Oaks, Houston, Texas.

     This year you will be asked to vote in favor of one proposal for the election of seven directors. The proposal is more fully explained in the attached proxy statement; which we encourage you to read.

     Whether or not you plan to attend the Annual Meeting, we strongly encourage you to vote your shares on the enclosed proxy card and return your signed proxy card at your earliest convenience. Thank you for your cooperation.

                                            Sincerely,

                                            /s/ CURTIS W. HUFF

                                            Curtis W. Huff
                                            President and Chief Executive
                                            Officer

[GRANT PRIDECO LOGO]

                                 GRANT PRIDECO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:         Wednesday, June 6, 2001

TIME:         10:00 a.m. (Houston time)

PLACE:        St. Regis Hotel, 1919 Briar Oaks, Houston, Texas

MATTERS TO BE VOTED ON:

     1. Election of seven directors to hold office for a one-year term; and

     2. Any other matters that may properly come before the meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR.

     Your Board of Directors has set April 26, 2001, as the record date for the Annual Meeting. Only those stockholders who are holders of record of our common stock at the close of business on April 26, 2001, will be entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and at our offices at 1450 Lake Robbins Drive, Suite 600, The Woodlands, Texas for a period of ten days prior to the Annual Meeting.

     You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy will be returned to you if you are present at the Annual Meeting and request us to return your proxy card.

                                            By Order of the Board of Directors

                                            /s/ Philip A. Choyce

                                            Philip A. Choyce
                                            Corporate Secretary

Houston, Texas
April 27, 2001

                              GRANT PRIDECO, INC.

                                PROXY STATEMENT

DATE:               Wednesday, June 6, 2001

TIME:               10:00 a.m. (Houston time)

PLACE:              The St. Regis Hotel, 1919 Briar Oaks, Houston, Texas

AGENDA: One proposal, numbered as Item 1 on the proxy card, for the election of seven nominees as directors of the Company.

WHO CAN VOTE:       All holders of record of our common stock at the close of
                    business on April 26, 2001, are entitled to vote. Holders of the common stock are entitled to one vote per share at the Annual Meeting. The common stock is the only class of our securities that is entitled to vote at the Annual Meeting.

PROXIES
SOLICITED BY:       Your vote and proxy is being solicited by our Board of
                    Directors for use at the Annual Meeting. This Proxy
                    Statement and enclosed proxy card is being sent on behalf of our Board of Directors to all stockholders beginning on
                    April 30, 2001. By completing, signing and returning your
                    proxy card, you will authorize the persons named on the
                    proxy card to vote your shares according to your
                    instructions.

PROXIES: If you do not indicate how you wish to vote for one or more of the nominees for director, the persons named on the proxy card will vote FOR election of all the nominees for director (Proposal 1). If you "withhold" your vote for any of the nominees, this will be counted as a vote AGAINST that nominee.

REVOKING YOUR
PROXY:              You can revoke your proxy by:

                    - writing to the Corporate Secretary (at 1450 Lake Robbins
                      Drive, Suite 600, The Woodlands, Texas 77380) before the Annual Meeting;

                    - voting again via mail; or

                    - casting your vote in person at the Annual Meeting. Your
                      last vote will be the vote that is counted.

QUORUM: As of April 26, 2001, there were 108,603,484 shares of common stock issued and outstanding. The holders of the common stock have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 54,301,742 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them. If a broker holding your shares in "street" name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

MULTIPLE PROXY
CARDS: If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

COSTS OF PROXY
  SOLICITATION:     Some of our directors, officers and employees may solicit
                    proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

QUESTIONS:          You may call Grant Prideco's Investor Relations Department at (281) 297-8500 if you have any questions.

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                               BOARD OF DIRECTORS

                             ELECTION OF DIRECTORS
                          ITEM NO. 1 ON THE PROXY CARD

     Seven directors are to be elected at the Annual Meeting. Each director elected will hold office until the 2002 Annual Meeting. All of the nominees for director are now serving as directors. The nominees for election as director are:

NAME                                                          AGE   DIRECTOR SINCE
----                                                          ---   --------------
Bernard J. Duroc-Danner.....................................  47         2000
Eliot M. Fried..............................................  66         2000
Curtis W. Huff..............................................  43         2001
Sheldon B. Lubar............................................  70         2000
William E. Macaulay.........................................  54         2000
Robert K. Moses, Jr. .......................................  60         2000
Robert A. Rayne.............................................  51         2000

     The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors.

     All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.

DIRECTOR BIOGRAPHIES

     Bernard J. Duroc-Danner is the President, Chief Executive Officer and Chairman of the Board of Directors of Weatherford International, Inc. Mr. Duroc-Danner has served as President and CEO of Weatherford (formerly EVI, Inc.) since May 1990. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). In prior years, Mr. Duroc-Danner held positions with Arthur D. Little and Mobil Oil Inc. Mr. Duroc-Danner is a director of Parker Drilling Company (an oil and gas drilling company), CalDive International, Inc. (a company engaged in subsea services in the Gulf of Mexico) and Universal Compression Holdings, Inc. (a company providing compression services to the oil and gas industry).

     Eliot M. Fried joined Abner, Herrman & Brock Asset Management, an independent investment management firm as of February 1, 2000. Prior to such time, Mr. Fried was a Managing Director of Lehman Brothers, and a member of Lehman Brothers' Investment and Capital Commitment Committees, as well as Senior Trustee of Lehman Brothers Holdings Inc. Retirement Plan. Mr. Fried is a director of Axsys Technologies Inc., L-3 Communications Corporation and Blount International Inc.

     Curtis W. Huff has served as our President and Chief Executive Officer since February 5, 2001. Prior to such time, Mr. Huff served as the Chief Financial Officer of Weatherford beginning in January, 2001 and Weatherford's General Counsel and Secretary beginning in June, 1998. Prior to joining Weatherford, Mr. Huff was a partner with the law firm of Fulbright & Jaworski, L.L.P. in Houston, Texas. In connection with our spinoff from Weatherford, Mr. Huff served as our Vice President and Interim General Counsel until January 1, 2001. Mr. Huff is a director of UTI Energy Corp. (a contract driller) and Universal Compression Holdings, Inc. (a company providing compression services to the oil and gas industry).

     Sheldon B. Lubar has been the Chairman of Lubar & Co., a private investment company, for more than the past five years. Until February 8, 1999, Mr. Lubar served as Chairman and Chief Executive Officer of Christiana Companies, Inc., a diversified holding company that owned a company that was engaged in refrigerated and dry warehousing, transportation and logistic services. Mr. Lubar is a director of C2, Inc.,

Massachusetts Mutual Life Insurance Company, U.S. Bancorp, MGIC Investment Corporation and Jefferies & Company, Inc. He also serves on the board of Weatherford.

     William E. Macaulay has been the Chief Executive Officer of First Reserve Corporation, a Connecticut-based-corporation that manages various investment company funds, for more than the past five years and has served as Chairman of First Reserve Corporation since June 1998. He is a director of Maverick Tube Corporation (a manufacturer of oilfield tubulars, line pipe and structural steel) and National-Oilwell, Inc. (a company engaged in the design, manufacture and sale of machinery and equipment and the distribution of products used in oil and gas drilling production). He also serves on the board of Weatherford.

     Robert K. Moses, Jr. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Weatherford Enterra, a predecessor to Weatherford, from May 1989 to December 1992. He also serves on the board of Weatherford.

     Robert A. Rayne has been an Executive Director of London Merchant Securities plc (property investment and development with major investments in leisure enterprises), a United Kingdom-listed public limited company, for more than the past five years. He also serves on the board of Weatherford.

                COMMITTEES AND MEETINGS OF THE BOARD COMMITTEES

COMMITTEES

     The Board of Directors has created the following committees:

     - Audit

     - Compensation

     - Executive

     The Board of Directors does not have a standing Nominating Committee.

NUMBER OF MEETINGS

     During 2000, the Board of Directors met four times, the Compensation Committee met twice and the Audit Committee met three times. The Executive Committee did not meet. All of the directors attended at least 75% of all Board of Directors and Committee meetings during 2000.

AUDIT COMMITTEE

     Messrs. Rayne (Chair), Fried and Lubar are the current members of the Audit Committee. The primary functions of the Audit Committee are:

     - recommending to the Board the selection and discharge of our independent auditors;

     - reviewing the professional services performed by the auditors, the plan and results of their auditing engagement;

     - reviewing the amount of fees charged for audit services by the auditors; and

     - evaluating our system of internal accounting controls.

     A copy of our audit committee charter is included as Appendix A to this Proxy Statement. The 2000 Report of our Audit Committee begins on page 9 of this Proxy Statement.

COMPENSATION COMMITTEE

     Messrs. Lubar (Chair), Moses and Rayne are the current members of the Compensation Committee. The primary functions of the Compensation Committee are:

     - approving the compensation to be paid to the directors, officers and key employees; and

     - administering the compensation plans for the executive officers.

     The 2000 Report of our Compensation Committee begins on page 10 of this Proxy Statement.

EXECUTIVE COMMITTEE

     Messrs. Duroc-Danner (Chair), Macaulay and Huff are the current members of the Executive Committee. The primary function of the Executive Committee is to act on behalf of the Board of Directors between regularly scheduled meetings of the Board.

                               BOARD COMPENSATION

DIRECTORS' FEES

     The directors who are not employees are paid the following fees:

     - $1,000 for each Board and Committee meeting attended;

     - $1,500 for the Committee Chairman for each Committee meeting attended;
       and

     - $7,000 for each quarter of the year in which the person serves as a director.

DEFERRAL PLAN FOR OUTSIDE DIRECTORS

     Under our Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to defer up to 7.5% of any fees paid by us. The deferred fees are converted into non-monetary units representing shares of common stock that could have been purchased with the deferred fees based on the market price of the common stock at the time of the deferral. If a non-employee director elects to defer his fees, we will make an additional contribution to the director's account equal to the sum of (1) 7.5% of the director's fees plus
(2) the amount of fees deferred by the director. Our directors may generally determine when the funds will be distributed from the plan. The amount of the distribution will be equal to the number of shares in the director's account multiplied by the market price of the common stock at the time of distribution. Distributions are required to be made in shares of our common stock. During 2000, we allocated approximately 39 shares to the accounts of each of our non-employee directors.

STOCK OPTION GRANTS AND PLANS

     In connection with our spin-off from Weatherford, we adopted our 2000 Non-Employee Stock Option Plan. This plan is designed to encourage our non-employee directors to obtain an equity interest in Grant Prideco. A total of 780,000 shares of Grant Prideco common stock may be subject to options under the plan. We believe that stock ownership in Grant Prideco motivates our directors to work toward our long-term growth and development. Under the plan, we granted to our non-employee directors at the time of our spinoff from Weatherford options to purchase 60,000 shares at exercise prices equal to the market price of our common stock on the date of grant ($18.625 per share). In addition, the plan provides that on every third annual meeting of our stockholders, each person who is then a non-employee director will be granted options or warrants to purchase 60,000 shares of our common stock at exercise prices equal to the market price of our common stock on the date of the grant. The options granted under the plan generally are subject to three-year cliff-vesting so that a non-employee director generally will not be entitled to the options if he or she elects to leave. However, the options will be immediately exercisable if the non-employee director dies or becomes disabled or if there is a change in control of Grant Prideco while he or she is still a director. The options also will be exercisable in part if the non-employee director retires from Grant Prideco in good standing. We believe that this type of vesting schedule provides strong incentives for creating long-term value for Grant Prideco. In addition, during 2000 we granted to each of our non-employee directors options to purchase an additional 60,000 shares of common stock at the fair market value on the date of grant ($19.50 per share). These options also are subject to three-year cliff vesting.

                STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     This table shows the number and percentage of shares of common stock beneficially owned by our directors, executive officers and other officers as of April 15, 2001. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

                                                     AMOUNT AND NATURE OF SHARES BENEFICIALLY
                                                            OWNED AS OF APRIL 15, 2000
                                                    ------------------------------------------
                                                                                   PERCENT OF
                                                      NUMBER OF      RIGHT TO     OUTSTANDING
NAME                                                SHARES OWNED    ACQUIRE(1)       SHARES
----                                                -------------   -----------   ------------
Bernard J. Duroc-Danner...........................       90,412        630,000           *
Eliot M. Fried....................................       20,000             --           *
Curtis W. Huff....................................       63,500        390,000           *
Sheldon B. Lubar(2)...............................      646,966         30,000           *
William E. Macaulay...............................           --         10,000           *
Robert K. Moses, Jr(3)............................      424,383         10,000           *
Robert A. Rayne(4)................................          279         20,000           *
William G. Chunn..................................       38,806             --           *
Frances R. Powell.................................          953         41,000           *
Warren S. Avery...................................          117             --           *
Philip A. Choyce..................................           --             --           *
Dan M. Latham.....................................           --             --           *
All officers and directors as a group (12
  persons)........................................    1,285,416      1,131,000         2.3%

---------------

 *  Less than 1%.

(1) Shares of common stock that can be acquired through stock options exercisable through June 15, 2001. Excludes options not vested prior to June 15, 2001 and rights under deferred compensation arrangements.

(2) Includes 314,510 shares held by Mr. Lubar. Also includes 305,114 shares held by his wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership, and 27,342 shares held in trusts for his grandchildren, of which he has no voting or dispositive power and as to which he disclaims beneficial ownership.

(3) Includes an aggregate of 42,750 shares held in various trusts for Mr. Moses' family, of which Mr. Moses is the trustee and has sole voting and dispositive power. Excludes (i) an aggregate of 49,875 shares held in various trusts for Mr. Moses' children, (ii) 1,758 shares held in a trust for Mr. Moses' son and (iii) 593 shares held by Mr. Moses' adult son supported by him. Mr. Moses has no voting or dispositive power over these excluded shares. Mr. Moses disclaims beneficial ownership of all of the above-described shares.

(4) Excludes 540,000 shares beneficially owned by London Merchant Securities plc, of which Mr. Rayne serves as Executive Director. Mr. Rayne disclaims beneficial ownership of all of these shares.

                       STOCK OWNED BY BENEFICIAL HOLDERS

     This table shows information for each person known by us to beneficially own 5% or more of the outstanding shares of common stock as of April 15, 2001.

                                                                           PERCENT OF
NAME AND ADDRESS OF                                           NUMBER OF    OUTSTANDING
BENEFICIAL OWNER                                              SHARES(1)      SHARES
-------------------                                           ----------   -----------
Massachusetts Financial Services Company(2).................  12,072,497      11.1%
  500 Bay Iston Street
  Boston, Massachusetts 02116
FMR Corp.(3)................................................   9,903,116      9.123
  82 Devonshire Street
  Boston, Massachusetts 02109
Citigroup Inc.(4)...........................................   6,662,374       6.1
  399 Park Avenue
  New York, New York 10043
Aim Management Group, Inc.(5)...............................   6,063,140       5.6
  11 Greenway Plaza, Suite 100
  Houston, Texas 77046

---------------

(1) This information is based on information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. The person listed has sole voting and dispositive power for its shares of common stock, unless otherwise noted.

(2) Includes 6,524,000 shares that are also beneficially owned by MFS Series Trust VII -- MFS Capital Opportunities Fund and 5,548,497 that are also beneficially owned by certain other entities as well as Massachusetts Financial Services Company.

(3) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and an investment adviser, is the beneficial owner of 7,378,660 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"). Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the beneficial owner of 1,628,038 shares as a result of serving as investment manager of various institutional accounts. Edward C. Johnson 3d, FMR's Chairman and principal stockholder, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 7,378,660 shares owned by the Funds, and Mr. Johnson and FMR, through its control of FMTC, each has sole power to dispose of 1,628,038 shares and sole power to vote or direct the voting of 1,611,938 shares and no power to vote or direct the voting of 16,100 shares owned by the institutional accounts. The Funds' Board of Trustees has sole power to vote all shares owned by the Funds. Fidelity carries out the voting of the Funds' shares under written guidelines established by the Funds' Board of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, Mr. Johnson's wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Strategic Advisers, Inc., a wholly owned subsidiary of FMR and a registered investment adviser, provides investment advisory services to individuals. It does not have sole power to vote or direct the voting of shares of certain securities held for clients and has sole dispositive power over such securities. As such, FMR's beneficial ownership may include shares beneficially owned through Strategic Advisers, Inc.

(4) Salomon Smith Barney Holdings, Inc. ("SSB Holdings"), a wholly owned subsidiary of Citicorp, is the beneficial owner of 6,552,913 shares as a result of its ownership of various subsidiaries. SSB Holdings address is 388 Greenwich Street, New York, New York 10013.

(5) Includes shares owned by AIM advisors, Inc. and AIM Capital Management, Inc., which are wholly-owned subsidiaries of AIM Management Group, Inc.

                               EXECUTIVE OFFICERS

     In addition to Messrs. Duroc-Danner and Huff, whose biographies are shown on page 3 of this Proxy Statement, the following persons are our executive and other officers. None of our officers or directors have any family relationships with each other.

NAME                                    AGE                  POSITION
----                                    ---                  --------
Bernard J. Duroc-Danner...............  47    Chairman of the Board
Curtis W. Huff........................  43    President and Chief Executive Officer
William G. Chunn......................  67    Executive Vice President of Operations
Frances R. Powell.....................  45    Vice President and Chief Financial
                                              Officer
Warren S. Avery.......................  56    Vice President Human Resources
Philip A. Choyce......................  34    Vice President, General Counsel and
                                                Secretary
Dan M. Latham.........................  51    Vice President Sales and Marketing

     William G. Chunn was appointed Executive Vice President, Operations in 1995 after the merger of Grant TFW, Inc. and Prideco, Inc. Mr. Chunn served as President, Chief Executive Officer and Director of Prideco from 1985 to 1995. Mr. Chunn has held senior executive positions in the drill stem industry for over 30 years.

     Frances R. Powell has served as Vice President, Chief Financial Officer and Treasurer since our spinoff from Weatherford. Prior to such time, Ms. Powell was Vice President of Accounting and Controller for Weatherford (formerly EVI, Inc.) where she served in that position since 1991. From 1986 to 1990, Ms. Powell served as Controller for, and held other executive positions with, GulfMark Offshore, Inc.

     Warren S. Avery has served as Vice President Human Resources since October 1999. Prior to such time, Mr. Avery served as Vice President of Human Resources for Dailey International beginning in February 1998. Weatherford acquired Dailey in connection with a reorganization of Dailey under Chapter 11 of the Bankruptcy Code in 1999. Prior to joining Dailey International, Mr. Avery held senior human resource positions at Baker Hughes, Global Marine and Dresser Industries.

     Philip A. Choyce has served as our Vice President, General Counsel and Secretary since January 1, 2001. From December 1999 until January 1, 2001, Mr. Choyce served as our Vice President and Associate General Counsel. Prior to joining us, Mr. Choyce was an attorney with Fulbright & Jaworski L.L.P.'s corporate law practice in Houston, Texas. Prior to joining Fulbright & Jaworski L.L.P., Mr. Choyce was a certified public accountant with Ernst & Young LLP in Houston, Texas.

     Dan M. Latham has served as our Vice President Sales and Marketing since 1990. Prior to joining us, Mr. Latham held a number of progressively responsible management positions at Reed Tool Company and Baker Hughes.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report.

     We have reviewed and discussed the Company's audited financial statements for the year ended December 31, 2000, with management and have discussed with Arthur Andersen, independent public accountants, our independent auditors for our fiscal 2000 financial statements, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended with respect to those statements.

     We have received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Arthur Andersen its independence in connection with its audit of our most recent financial statements.

     Based on this review and these discussions, we recommended to the board of directors that these audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     We also reviewed with Arthur Andersen and our management the various fees that we paid to Arthur Andersen during 2000 for services they rendered in connection with our annual audits and quarterly financial statements and reviews, as well as for other non-audit services they rendered, primarily in connection with our recent private placement of senior notes in December 2000. The following is a summary of the fees paid to Arthur Andersen during 2000:

Audit Fees...............................................   $490,000
Financial Information Systems Design and Implementation
  Fees...................................................         --
All Other Fees...........................................    218,000
                                                            --------
          Total Fees.....................................   $708,000
                                                            ========

     We have considered whether the provision of non-audit services by Arthur Andersen is compatible with maintaining auditor independence.

     The board of directors has adopted a written charter for the audit committee, a copy of which is attached to this Proxy Statement as Appendix A.

     The information in the foregoing paragraphs shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

                           Robert A. Rayne (Chairman)
                                 Eliot M. Fried
                                Sheldon B. Lubar

                             EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is pleased to present this report on the compensation policies for our executive officers for 2000. This report sets forth the major components of executive compensation and the basis by which 2000 compensation determinations were made by the Compensation Committee for the executive officers.

     Prior to the Company's spinoff from Weatherford, compensation decisions relating to the Company's executive officers were made by Weatherford. Since our spinoff from Weatherford in April 2000, compensation decisions relating to our executive officers have been made by the Compensation Committee, including the employment terms for our new President and Chief Executive Officer, Curtis W. Huff, whom we hired in February, 2001. During 2000, decisions by our Compensation Committee related primarily to stock option grants and bonus payments.

COMPENSATION POLICY AND GUIDELINES

     The goal of our compensation policy and practices is to provide a competitive compensation package designed to attract and retain key executive officers and to offer compensation programs that align executive remuneration levels with the interests of stockholders and with the Company's overall performance. We expect our compensation programs to stress stock-based compensation as a means of providing incentives to executive officers to achieve growth in the value of our common stock. With this objective in mind, our executive compensation program following the spinoff has included a combination of reasonable base salaries and various long and short-term incentive programs linked to the Company's financial and stock performance. In making compensation decisions since the spinoff, the Compensation Committee has typically taken into account the cyclical nature of the industry and the Company's progress toward achieving strategic objectives.

COMPENSATION PROGRAM COMPONENTS

     Our compensation programs are generally administered by or under the direction of the Compensation Committee and will be reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable in light of the Company's overall performance. Our stock-based compensation decisions for the executive officers also are approved by the Compensation Committee.

     The Compensation Committee is charged with reviewing and recommending the specific base and bonus compensation of the President and Chief Executive Officer (the "Chief Executive"). The Compensation Committee has delegated to our Chief Executive the authority to review and adjust the base and cash bonus compensation for the other executive officers. His decisions are reviewed by the Compensation Committee. Annual salary levels for the Chief Executive during 2000 were set prior to the spinoff; however, the Compensation Committee did review and determine bonus compensation amounts based upon 2000 performance and the employment terms of our new Chief Executive, Mr. Huff, whom we hired in February, 2001.

     Decisions on stock options and other long-term incentive plans are made by the Compensation Committee after consideration of the Company's results and discussion with and recommendations from the Chief Executive as to the executive officers under his supervision. The particular elements of the compensation programs for the Chief Executive and other executive officers are explained in more detail below.

     Base Salary. Base salary levels for 2000 were set by Weatherford prior to the spinoff. Base salary adjustments in 2001 as well as the base salary for our new Chief Executive, Curtis Huff, were based primarily on market factors, including the market for similar executives and the desire by us to recruit and retain key executive officers. Our analysis has also included comparisons with companies in the same industry and of similar size and complexity as the Company, including a number of companies in the Philadelphia Oilfield Service Sector Index ("OSX"), which is part of our performance graph on page 17. Salary levels are based on individual skills and performance and market comparisons.

     Annual Performance Compensation. We provide annual performance compensation to the executive officers in the form of cash and non-cash bonuses relating to financial and operational achievements. The decision on whether to award an annual bonus during 2000 was based upon a subjective analysis of job performance and market conditions. Generally speaking, Company performance during 2000 was below expectations. Therefore, only limited bonuses were paid to those executive officers in charge of certain product lines in light of the product line performance and performance of the individual based upon the objectives provided to the individual during the year. In light of the Company's performance in 2000, no bonus was paid to Mr. Coble, who served as our Chief Executive during 2000. We believe that the limited bonuses paid were reasonable in light of our results for 2000.

     Deferred Compensation Plan. We maintain an executive deferred compensation plan that provides our key employees with long-term incentive compensation through benefits that are directly linked to future increases in the value of the common stock and that may only be realized upon the employee's retirement, termination or death. Under this plan, eligible employees receive a tax deferred contribution under the plan equal to 7.5% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of shares of common stock that the contributed funds could purchase in the market at the time of the contribution. In addition, in an effort to provide incentive to the participants to invest in the common stock a portion of the compensation that they would otherwise receive from the Company, the participating employees are offered the opportunity to defer up to 7.5% of their compensation to their account under this plan, in which case we will make a matching contribution equal to the amount of the deferral by the employee. The Chief Executive and other executive officers have all elected to defer 7.5% of their compensation under this plan. This plan provides for a five-year vesting period with respect to the Company's contributions and the ultimate value of benefits under the plan to the participant are wholly dependent upon the price of the common stock at the time the employee retires.

     Stock Option Program. The use of stock options is considered to be an important incentive to our executive officers for working toward the Company's long-term growth. We believe that options provide our officers with a benefit that will increase only to the extent that the value of the common stock increases. Accordingly, we have from time to time granted to the executive officers options to purchase shares of common stock. The number of shares granted is determined based on the level and contribution of the officer and has generally taken into account stock ownership and other options held by the officer. Stock options are generally subject to vesting over a number of years and have exercise prices equal to the market price of the common stock at the date of grant. Options granted during 2000 are subject to three-year cliff-vesting so that an officer will not be entitled to the options if employment is terminated during such three-year period. We believe that this type of vesting provides strong incentives for creating long-term value for the Company.

DISCUSSION OF 2000 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     The annual salary and employment terms for Mr. Coble, who served as our President and Chief Executive Officer during 2000, were set by Weatherford prior to the spinoff. During 2000, decisions relating to Mr. Coble's compensation related primarily to stock option grants and bonus payments. No single factor was considered determinative in these decisions. During 2000, Mr. Coble was granted options to purchase 750,000 shares of common stock. The number of shares subject to the options was fixed at that level in the context of the retention of Mr. Coble as our Chief Executive and to provide him with a level of equity participation within a range of similar situated chief executives of public companies. Due to the Company's disappointing operating results in 2000, Mr. Coble was not paid a bonus in 2000.

     In February 2001, Mr. Curtis Huff was appointed to succeed Mr. Coble as the Company's President and Chief Executive Officer. The terms of Mr. Huff's employment are more fully described on page 15 of this Proxy Statement. Such employment terms were based upon a review by the Compensation Committee of competitive market data, including a number of companies included in the OSX Index, and is intended to make his compensation competitive based upon his significant experience and accomplishments.

COMPENSATION DEDUCTION LIMITATIONS

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to our five highest paid executives. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the Company's stockholders. We believe that maintaining the discretion to evaluate the performance of our management is an important part of our responsibilities and benefits the Company's stockholders. We intend to take into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

SUMMARY

     We believe that the executive compensation program followed by us in 2000 was consistent with the compensation programs provided by other companies that are comparable in size and complexity to the Company and with which the Company competes, including many of the companies in the OSX. We further believe that the compensation program is necessary to retain the services of officers and employees who are essential to the continued success and development of the Company and to compensate those officers and employees for their efforts and achievements. The Board and Compensation Committee intend to review the compensation policies on an ongoing basis to assure that compensation paid appropriately reflects corporate and individual performance, yielding awards that are reflective of the annual financial and operational results of the Company. Finally, we believe that the deferred compensation plan and stock option program provide significant incentives to our key employees to enhance stockholder value by providing financial opportunities to them that are consistent with and dependent upon the returns that are generated on behalf of the Company's stockholders.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions following our spinoff from Weatherford in April 2000 were made by our Compensation Committee. Each of the members of our Compensation Committee also is a director of Weatherford and a member of Weatherford's Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until April 14, 2000, we were a wholly owned subsidiary of Weatherford International, Inc. We were spun off from Weatherford on April 14, 2000, through a distribution by Weatherford to its stockholders of all of our common stock. In contemplation of the spinoff, we entered into several transactions with Weatherford. A majority of our board of directors also constitutes a majority of Weatherford's board of directors, and the chairman of our board is also the Chairman of the Board of Weatherford.

     Weatherford Note. At the time of the spinoff, we owed Weatherford $494.7 million in intercompany debt. Immediately before the spinoff, we issued Weatherford a $100.0 million note representing a portion of this debt, and Weatherford contributed the remainder of the intercompany debt to us. In December 2000, we repaid all outstanding principal and interest under this note.

     Tax Allocation Agreement. In connection with the spinoff, we entered into a tax allocation agreement with Weatherford allocating certain contingent tax liabilities between us and Weatherford. Under the tax allocation agreement, we generally will make payments to Weatherford such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the consolidated group or any combined group, the amount of taxes to be paid by us will be determined, subject to adjustments, as if we and each of our subsidiaries included in the consolidated group or combined group filed our own consolidated, combined or unitary tax return. Weatherford, however, will have the future benefit of any tax losses incurred by us prior to the spinoff date, and we will be required to pay Weatherford an amount of cash equal to any such tax benefit utilized by us or which expires unused by us to the extent those benefits are not utilized by Weatherford. We have agreed with Weatherford that we will not take any action inconsistent with any information, covenant or representation provided to the IRS in connection with obtaining the tax ruling and have further agreed to be liable for any taxes arising from a breach of that agreement. In addition, we have agreed that, during the three-year period following the spinoff, we will not engage in transactions that could adversely affect the tax treatment of the spinoff, unless we obtain a supplemental tax ruling from the IRS or a tax opinion acceptable to Weatherford from a nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spinoff. Moreover, we will be liable to Weatherford for any corporate level taxes incurred by Weatherford as a result of the spinoff, except to the extent the taxes arise as a result of a change of control of Weatherford.

     Transition Services Agreement. In connection with the spinoff, we entered into a transition services agreement with Weatherford pursuant to which Weatherford provided us certain services for a transition period after the spinoff. The fee for these services was cost plus 10%. The transition services provided under this agreement included accounting, tax, treasury services, insurance and risk management, and management information systems. We no longer rely on Weatherford to provide us with any of these services. During 2000, we paid Weatherford approximately $100,000 pursuant to this Agreement.

     Preferred Supplier Agreement. In connection with the spinoff, we entered into a preferred supplier agreement with Weatherford in which Weatherford agreed for three years to purchase at least 70% of its requirements of drill stem products from us, subject to certain exceptions. In return, we agreed to sell those products at prices not greater than that at which we sell to similarly situated customers, and we provided Weatherford a $30.0 million credit towards the purchase of those products. During 2000, Weatherford purchased approximately $8.0 million of drill stem products from us.

                           SUMMARY COMPENSATION TABLE

     This table shows the total compensation paid for the years ended December 31, 2000 and 1999, to Mr. Coble, our Chief Executive Officer during 2000, and our other four most highly compensated executive officers during 2000:

                                       ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                              --------------------------------------   -----------------------------------
                                                                              AWARDS
                                                        OTHER ANNUAL   --------------------    ALL OTHER
NAME AND                             SALARY    BONUS    COMPENSATION   RESTRICTED   OPTIONS   COMPENSATION
PRINCIPAL POSITION            YEAR   ($)(1)    ($)(1)    ($)(2)(3)      STOCK($)      (4)        ($)(5)
------------------            ----   -------   ------   ------------   ----------   -------   ------------
William G. Chunn............  2000   222,800   84,524      34,500          --       150,000       9,957
  Executive Vice President    1999   202,308       --      25,701          --                     6,524
  of Operations
Frances R. Powell(1)........  2000   159,424       --      24,649          --       250,000       5,297
  Vice President and          1999        --       --          --          --            --          --
  Chief Financial Officer
Warren S. Avery(1)..........  2000   168,654       --      23,484          --       100,000       4,894
  Vice President              1999        --       --          --          --            --          --
  Human Resources
Dan M. Latham(1)............  2000   180,608   66,500      28,171          --       100,000       6,630
  Vice President              1999        --       --          --          --            --          --
  Sales and Marketing
John C. Coble...............  2000   371,139       --      71,750          --       750,000      12,972
  Former President, Chief     1999   300,000       --      67,500          --            --      10,279
  Executive Officer and
  Director

---------------

(1) Salary and bonus compensation include amounts deferred by each executive officer under our Executive Deferred Compensation Stock Ownership Plan (the "Executive Deferred Plan") described in Note 2 below. The bonus amounts were earned in the year in which they are shown in the table but were paid in the first half of the following year. No compensation is shown for Messrs. Latham and Avery or Ms. Powell during 1999 because they did not serve as executive officers of the Company during such year. Prior to our spinoff from Weatherford on April 14, 2000, Ms. Powell was employed by Weatherford. Salary payments to her in 2000 reflect her employment after such date.

(2) Other Annual Compensation includes (i) the vested portion of the amount contributed by us under the Executive Deferred Plan equal to 7.5% of each annual officer's compensation for each year, plus (ii) the vested portion of our matching contribution under the Executive Deferred Plan equal to 100% of the amount deferred by the officer. Each officer can defer up to 7.5% of his total salary and bonus compensation each year. Our contributions vest over a five-year period on the basis of 20% per year for each year of service by an officer with us. Under the Executive Deferred Plan, the compensation deferred by each officer and our contributions are converted into non-monetary units equal to the number of shares of common stock that could have been purchased by the amounts deferred and contributed at a market-based price. Distributions are made under the Executive Deferred Plan after an officer retires, terminates his employment or dies. The amount of the distribution under the Executive Deferred Plan is based on the number of vested units in the officer's account multiplied by the market price of the common stock at that time. Distributions under the Executive Deferred Plan are required to be made in shares of our common stock. Our obligations with respect to the Executive Deferred Plan are unfunded. However, we have established a grantor trust that is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases shares of our common stock for the Executive Deferred Plan. During 2000, Messrs. Chunn, Avery, Latham and Coble and Ms. Powell had 1,855, 1,444, 1,553, 3,284 and 1,807 units allocated to their respective accounts.

(3) Excludes the total amount of all perquisites and other benefits that were less than the lesser of $50,000 or 10% of the total of annual salary and bonus of each executive officer.

(4) Excludes options issued pursuant to the Distribution Agreement dated April 14, 2000, between the Company and Weatherford, which were issued in exchange for, or in connection with, options granted by Weatherford in prior years.

(5) Represents matching contributions under our 401(k) Savings Plan and life insurance premiums.

                            OPTIONS GRANTED IN 2000

                                             % OF TOTAL
                                              OPTIONS
                                  OPTIONS    GRANTED TO     EXERCISE                          GRANT DATE
                                  GRANTED   EMPLOYEES IN   PRICE (PER     EXPIRATION DATE       PRESENT
NAME                                (1)       2000(%)      SHARE)($)            (2)           VALUE($)(3)
----                              -------   ------------   ----------   -------------------   -----------
William E. Chunn................  150,000        3%           19.50            6/5/13          2,228,700
Frances R. Powell...............  100,000        2%          18.625           4/14/13          1,500,700
                                  150,000        3%           19.50            6/5/13          2,228,700
Warren S. Avery.................  100,000        2%           19.50            6/5/13          1,485,800
Dan M. Latham...................  100,000        2%           19.50            6/5/13          1,485,800
John C. Coble...................  400,000        8%          18.625           4/14/13          6,002,800
                                  350,000        7%           19.50            6/5/13          5,200,300

---------------

(1) Excludes options granted pursuant the Distribution Agreement dated April 14, 2000 between Weatherford and the Company.

(2) The options become fully exercisable on dates ranging from April 14, 2003 to June 5, 2003. Options cannot be exercised prior to such time.

(3) The calculation assumes volatility of 63-64%, a risk free rate of 6.11-6.23%, a 7 year expected life, no expected dividends and option grants at the fair market value on the date of grant. The actual value, if any, of any option will depend on the amount, if any, by which the stock price exceeds the exercise price on the date the option is exercised. Thus, this valuation may not be a reliable indication as to value and there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

                      AGGREGATED OPTION EXERCISES IN 2000
                      AND DECEMBER 31, 2000 OPTION VALUES

                                                                     NUMBER OF               VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                 SHARES OF                     DECEMBER 31, 2000(1)         DECEMBER 31, 2000($)(2)
                                 ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                            ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   -----------   -----------   -------------   -----------   -------------
William E. Chunn..............      --            --              --          219,707             --     $1,439,472
Frances R. Powell.............      --            --          41,000          250,000     $  557,240      3,918,399
Warren S. Avery...............      --            --              --          169,707             --      1,023,859
Dan M. Latham.................      --            --              --          169,707             --      1,317,597
John C. Coble.................      --            --          80,400        1,028,422      1,244,892      6,473,480

---------------

(1) Includes options granted pursuant to the terms of the Distribution Agreement dated April 14, 2000, between Weatherford and the Company.

(2) The value is based on the difference in the closing market price of the common stock on December 31, 2000 ($21.9375), and the exercise price of the options. The actual value, if any, of the unexercised options will depend on the market price of the common stock at the time of exercise of the options.

                              EMPLOYMENT CONTRACTS

     We have entered into an employment agreement with each of Mr. Huff and Ms. Powell. Each Agreement has a term of three years and is renewable annually. The base compensation payable to Mr. Huff and Ms. Powell under the employment agreements are $500,000 and $225,000, respectively. In connection with his election as our President and Chief Executive Officer in February 2001, we also granted to Mr. Huff options to purchase 650,000 shares of common stock, which options are subject to three-year cliff vesting. Under the terms of these employment agreements, if we terminate the executive's employment for any reason other than "cause" or "disability" or if the executive terminates his or her employment for "good reason," as defined in the employment agreements, the executive will be entitled to receive an amount equal to the sum of:

     - three times the executive's current annual base compensation plus the highest bonus paid to the executive during the three years prior to the year of termination,

     - any accrued salary or bonus (pro-rated to the date of termination),

     - an amount payable as if all retirement plans were vested,

     - the amount that would have been contributed as our match under our 401(k) plan and our executive deferred plan for three years and

     - the executive's car allowance for three years.

     Under the employment agreements, "cause" is defined as the willful and continued failure to perform the executive's job after written demand is made or the board or the willful engagement in illegal conduct or gross misconduct by the executive. Termination by the executive for "good reason" is generally defined as

     - a material reduction in title and/or responsibilities of the executive,

     - certain relocations of the executive or

     - any material reduction in the executive's benefits.

     In addition, under such circumstances, all stock options and restricted stock granted to the executive will vest automatically. Ms. Powell also has the right to surrender for cash all such options. All health and medical benefits would also be maintained after termination for a period of three years provided the executive makes his or her required contribution.

     Under the Deficit Reduction Act of 1984, certain severance payments that exceed a certain amount could subject both us and the executive to adverse U.S. federal income tax consequences. Each of the employment agreements provides that we would be required to pay the executive a "gross up payment" to insure that the executive receives the total benefit intended by the employment agreement.

     We have entered into a change of control agreement with Messrs. Avery, Chunn, Choyce and Latham. Under these agreements, the executives will be provided with certain benefits if there is both a change of control of Grant Prideco and the executive is subsequently terminated for any reason other than for "cause" or elects to terminate his employment for "good reason" within two years after a change of control. A change of control is defined generally as an acquisition by a person or group of persons of at least 50% of our outstanding common stock. Under these agreements, if there is a change of control of Grant Prideco, we would agree that the executive's base salary would not decrease unless there was a company-wide salary reduction, the executives also would continue to be eligible for an annual bonus under our incentive plan applicable to other key employees and if we are not the surviving entity in a change of control, the surviving company would be required to issue substantially similar options in replacement of any Grant Prideco options held by the executive. "For cause" is defined to be the failure by the executive to perform his job after written notice from us, engaging in illegal conduct or misconduct, a conviction of a crime involving moral turpitude, a misappropriation of funds, disparagement of us or our management or other cause determined by our board of directors in good faith. "Good reason" is defined as a material reduction in responsibility or benefits. If, following a change of control, the executive's employment is terminated by us for any reason other than cause or the executive's employment is terminated by him for good reason, he would be entitled to two years base salary plus two years bonus, and all of his outstanding options will vest. In connection with his initial hiring, we also entered into a two-year employment agreement with Mr. Choyce.

     We also have entered into an employment agreement with Mr. Duroc-Danner. The term of the agreement is for three years and renews annually. The base compensation paid to Mr.Duroc-Danner is $150,000 per year. Mr. Duroc-Danner provides services to us only on a part-time basis from time to time as we may reasonably require to assist us in the development and implementation of our strategic initiatives. His services also are subject to his commitments to Weatherford as its President and Chief Executive Officer.

                          FIVE-YEAR PERFORMANCE GRAPH

     This graph compares the yearly cumulative return on our common stock with the cumulative return on the S & P 500 and the Philadelphia Oilfield Service Sector Index ("OSX") since March 21, 2000, the date our common stock began when-issued trading on the New York Stock Exchange. The graph assumes the value of the investment in the common stock and each index was $100 on March 21, 2000, and that all dividends are reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                    (GRAPH)

--------------------------------------------------------------------------------------------
                                        3/21/00    3/31/00    6/30/00    9/30/00    12/31/00
--------------------------------------------------------------------------------------------
 Grant Prideco                            100      107.86     142.86     125.36      125.36
--------------------------------------------------------------------------------------------
 S & P 500                                100      109.78     106.87     105.83       97.55
--------------------------------------------------------------------------------------------
 OSX                                      100      109.88     111.23     122.00      114.96
--------------------------------------------------------------------------------------------

                               OTHER INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen, independent public accountants, served as our auditors for the fiscal year ended December 31, 2000. We have appointed the firm of Ernst & Young LLP, independent public accountants, to serve as our auditors for the fiscal year ended December 31, 2001. A representative of Ernst & Young will be present at the Annual Meeting to respond to any stockholder questions and will be given an opportunity to make a statement if he or she so desires. We have invited representatives of Arthur Andersen to attend the Annual Meeting as well.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     All of our executive officers and directors are required to file initial reports of stock ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange pursuant to
Section 16(a) of the Securities Exchange Act of 1934. We have reviewed these reports, including any amendments, and written representations from the current executive officers and directors of the Company. Based on this review, we believe that, all filing requirements were met during 2000 except that Mr. Chunn omitted reporting unvested stock options on an Annual Form 5 Report.

PROPOSALS BY STOCKHOLDERS

     Stockholder proposals for our Annual Meeting to be held in 2002 must be received by us by December 28, 2001, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year. Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 1450 Lake Robbins Drive, Suite 600, The Woodlands, Texas 77380.

OTHER BUSINESS

     We know of no other business that will be brought before our Annual Meeting. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the proxies as they deem advisable.

ADDITIONAL INFORMATION AVAILABLE

     We have filed an Annual Report on Form 10-K for 2000 with the Securities and Exchange Commission. A complete copy of our Annual Report on Form 10-K is available on the SEC's website at www.sec.gov. We also will provide to any stockholder a copy of our Annual Report on 10-K without charge upon written request. Copies of any exhibits to our Annual Report on 10-K also are available upon written request subject to a charge for copying and mailing. If you wish to obtain a paper copy of our Annual Report on Form 10-K or have any other questions about us, please contact our Investor Relations Department in writing (1450 Lake Robbins Drive, Suite 600, The Woodlands, Texas 77380) or by telephone ((281) 297-8500).

                                          By Order of the Board of Directors

                                          Philip A. Choyce

                                          Philip A. Choyce
                                          Corporate Secretary
                                          Houston, Texas
                                          April 27, 2001

                                   APPENDIX A

                              GRANT PRIDECO, INC.
                            AUDIT COMMITTEE CHARTER

I.   PURPOSE

     The Audit Committee (Committee) is a committee of Grant Prideco, Inc.'s (Grant's) Board of Directors (Board). The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by Grant to any governmental body or to the public; the organization's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the organization's auditing, accounting, and financial reporting processes. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, Grant's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

        - Serve as an independent and objective party to monitor the quality of Grant's financial reporting process and internal control system.

        - Review and appraise the audit efforts of Grant's independent accountants and the internal audit department.

        - Provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department, and the Board of Directors.

     The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.  COMPOSITION

     The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

     The members of the Committee shall be elected by the Board at Grant's annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal audit department, and with the independent accountants to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee shall meet privately as it deems necessary with the independent accountants, the director of internal audit, and management to review the quality of Grant's financial statement consistent with Section IV as outlined below.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Committee shall:

     DOCUMENTS/REPORTS REVIEW

     - Review and update the Committee's Charter, at least annually, as conditions dictate.

     - Review with Management and the independent accountants the quality of Grant's annual financial statements.

     - Review the internal reports to management prepared by the internal audit department and management's response.

     - Review with financial management the quarterly 10-Q prior to its filing with the Securities and Exchange Commission (SEC), to determine if significant events, transactions, and changes in accounting estimates have affected the quality of Grant's financial reporting, and inquire about other significant risks and exposures. The Chair of the Committee may represent the entire Committee for purposes of this review.

     INDEPENDENT ACCOUNTANTS

     - Recommend to the Board the selection of the independent accountants, considering independence and effectiveness, and review the fees and other compensation to be paid to the independent accountants for audit and non-audit services. On an annual basis, the Committee should review and discuss with the independent accountants all significant relationships which the independent accountants have with Grant to determine the accountants' independence. At least annually, the Committee should receive a formal, written statement from the independent accountants regarding relationships and services which may affect their independence and objectivity.

     - Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     - Instruct the independent accountants that the independent accountants are ultimately accountable to the Board of Directors and the Committee.

     - Periodically consult with the independent accountants about internal controls and the quality of Grant's financial statements.

     - Review openness of communication between the Company's Internal Audit Department and External Auditors.

     FINANCIAL REPORTING PROCESS

     - In consultation with the independent accountants and the director of internal audit, review the integrity of Grant's financial reporting processes, both internal and external.

     - Consider the independent accountants' judgments about the quality and appropriateness of the organization's accounting principles as applied in its financial reporting.

     - Consider any reports or communications (and management's and/or the internal audit department's repsonses thereto) submitted to the audit committee by the outside auditors required by or referred to in Statement of Auditing Standards No. 61 (as codified by AU Section 380), as may be modified or supplemented.

     - Consider and approve, if appropriate, major changes to Grant's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal audit department.

     PROCESS IMPROVEMENT

     - Following completion of the annual audit, review with each of management, the independent accountants, and the internal audit department the adequacy of internal controls and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     - Review any significant disagreement among management and the independent accountants or the internal audit department in connection with the preparation of the financial statements.

     - Review with management, the independent accountants, and the internal audit department the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

     - Inquire of management, the independent accountants, and the internal audit department regarding significant risks or exposures to the organization.

     ETHICAL AND LEGAL COMPLIANCE

     - Establish, review and update periodically a Code of Ethical Conduct (Ethical Code) and ensure that management has established a system to enforce this Ethical Code.

     - Review management's monitoring of Grant's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that Grant's financial statements, reports and other financial information disseminated to governmental organizations and to the public, satisfy legal requirements.

     - Review activities, organizational structure, and qualifications of the internal audit department.

     - Review, with Grant's counsel, legal compliance matters including corporate securities trading policies.

     - Review, with Grant's counsel, any legal matter that could have a significant impact on the organization's financial statements.

     - Conduct or authorize the conduct of any investigation into matters.

     - Perform any other activities consistent with this Charter, Grant's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

     REPORTING

     - Report Committee activities conducted and conclusions reached to the Board.

     - Annually, issue a report to Grant's shareholders in the proxy statement that the Committee has reviewed and discussed with management and the independent accountants Grant's audited financial statements, discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditign Standards Board of the American Institute of Certified Public Accountants, and discussed independence with the independent accountants, and recommend based upon these discussions, if Grant's audited financial statements should be included in the Company's Annual Report on Form 10-K.

================================================================================
                               GRANT PRIDECO, INC.

                                    PROXY FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 6, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Grant Prideco, Inc. ("Grant") hereby appoints Curtis W. Huff and Frances R. Powell, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock of Grant that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Grant to be held on June 6, 2001, at 10:00 a.m., Houston time, at The St. Regis Hotel, 1919 Briar Oaks, Houston, Texas, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 27, 2001:

(1)   Election of the following Nominees as Directors, as set forth in the Proxy
      Statement:

      Bernard J. Duroc-Danner, Eliot M. Fried, Curtis W. Huff, Sheldon B. Lubar, William E. Macaulay, Robert K. Moses, Jr. and Robert A. Rayne

               FOR All Nominees listed                 WITHHOLD
               above (except as marked               All Nominees
               to the contrary below)                listed above

                        [ ]                               [ ]

      INSTRUCTION: To withhold authority to vote for any Nominee, write that Nominee's name in the space provided below


      ______________________________________________________________________

(2) To consider and take action upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.


                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)
================================================================================

================================================================================

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THE OTHER SIDE HEREOF UNDER PROPOSAL 1.

Receipt of the Proxy Statement dated April 27, 2001, and the Annual Report of Grant for the year ended December 31, 2000, is hereby acknowledged.
________________________________________________________________________________



                                  ______________________________________________


                                  ______________________________________________
                                  Signature of Stockholder(s)

                                  Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon. If signer is a corporation, execute in full corporate name by authorized officer.


                                  Date: ______________________________, 2001.


   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

================================================================================